Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2021 (July 2, 2021, as to the effects of the one-for-three reverse stock split described in Note 1) relating to the financial statements of Phillips Edison & Company, Inc. and subsidiaries, appearing in the Current Report on Form 8-K dated July 2, 2021.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
July 2, 2021